Exhibit 4.2

PROMISSORY NOTE

Value: $400,000.00	Dated: May 31, 2002

          FOR VALUE RECEIVED, ZIM TECHNOLOGIES INTERNATIONAL INC. (the “Debtor”) hereby promises to pay on demand to or to the order of 160879 Canada Inc. (the “Holder”) in the City of Ottawa, Ontario at such address as the Holder may from time to time direct, the amount of Four Hundred Thousand Dollars ($400,000.00), in lawful money of Canada plus interest as herein provided. Interest shall be calculated on the principal sum outstanding at the rate per annum of five (5%) percent and shall accrue to the date of payment.

          Notwithstanding the other terms hereof, the Debtor shall have the right to prepay at any time and from time to time without a bonus all or any portion of the amount outstanding, including interest, under this Note.

          The Debtor and all endorsers of this Note hereby waive presentment of payment, notice of non-payment, protest and notice of protest.

          This Note and the obligations represented hereby shall be binding upon the Debtor and its permitted successors and assigns and shall inure to the benefit of the Holder and its successors and assigns.

          DATED at Ottawa, this 31st day of May 2002.

SIGNED, SEALED & DELIVERED	)
)
	)	ZIM TECHNOLOGIES
	)	INTERNATIONAL INC.
	)	per:
	)	/s/ James Stechyson
)
	)	Name: James Stechyson
	)	Title: Chairman
	)	I have the authority to bind the Corporation